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                                                                      EXHIBIT 6


           FORM OF AMENDMENT TO GE CAPITAL LEASE FINANCING AGREEMENTS


                             _______________, 1999



Danka Business Systems PLC
33 Cavendish Square
London, England w1M ODE

Danka Office Imaging Company
11201 Danka Circle North
St. Petersburg, FL  33716

         Re: Global Operating Agreement (the "Global Operating Agreement") dated as of December 22, 1997 by and between General Electric Capital Corporation ("GE Capital") and Danka Business Systems PLC ("Danka"), and Exempt Leases Operating Agreement (the "Exempt Operating Agreement" and, together with the Global Operating Agreement, the "Agreements") dated as of January 29, 1999 by and between GE Capital and Danka Office Imaging Company ("Danka Office").

Ladies and Gentlemen:

         This letter shall confirm our agreement with respect to certain matters relating to the Agreements. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreements.

         1. Section (ii) of the definition of "Material Change" contained in Appendix I to the Global Operating Agreement, and section (2) of the definition of "Material Adverse Change in the Financial Condition" in respect of Danka Office contained in Article XI of the Exempt Operating Agreement are deleted as of the original dates of such Agreements, and the following is substituted therefor as of such dates:

                  "the failure of Danka Business Systems PLC to maintain a Consolidated Net Worth (which term, as used herein, shall exclude the impact of the waiver extension fee provided for in the first sentence of Section 9 of the Sixth Amendment to the Credit Agreement dated as of December 5, 1996 among Danka Business Systems PLC, NationsBank, N.A., as agent, et al) as of the end of each fiscal quarter ending on or after December 30, 1999 of at least the lesser of (i) $400,000,000, or (ii)
                  (a) on or prior to December 30, 1999, $158,000,000, (b) on or prior to March 30, 2000, $166,000,000, (c) on or prior to June 29, 2000, $172,000,000 and (d) on and after
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                  June 30, 2000 the sum of (A) $184,000,000, plus (B) 50% of the quarterly consolidated net earnings of Danka Business Systems PLC and its consolidated subsidiaries (if positive) for each fiscal quarter ending after June 30, 2000 (on a cumulative basis), provided that if at any time after September 30, 1999, Danka Business Systems PLC issues an equity interest, the minimum requirement set forth in this subsection (ii) will be increased by an amount equal to 75% of the net proceeds of the equity interest issued by Danka Business Systems PLC after September 30, 1999."

         2. This Letter Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument, and may be executed by facsimile signatures.

         3. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         4. Except as amended hereby, the Agreements remain in full force and effect.

         Please indicate your agreement with the foregoing by signing one original of this Letter Agreement and returning it to us.

                                           Very truly yours,

                                           GENERAL ELECTRIC
                                           CAPITAL CORPORATION



                                           By:
                                              ---------------------------------
                                           Name:
                                           Title:


AGREED:

DANKA BUSINESS SYSTEMS PLC



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DANKA OFFICE IMAGING COMPANY



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